UNITED STATES

SECURITIES AND EXCHANGE COMMISION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22nd, 2005

AMERICAN GOLDFIELDS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-49996	71-0867612
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200-4170 Still Creek Drive

Burnaby, B.C., Canada V5C 6C6

(Address of principal executive offices)

604-299-6600

(Registrant’s telephone number, including area code)

_______________

(Former name or former address, if changed since last report.)

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On March 22, 2005, American Goldfields Inc. (the “Company”) executed Amendment No. 1 to the Gilman Property Option agreement with Minquest, Inc. (“MinQuest”) granting the Company an extension on the timing of the requirement to incur certain exploration expenditures on the Gilman Property. Mr. Richard Kern, who joined the Board of Directors of the Company on May 26, 2004, is the President of MinQuest.

On May 7, 2004, the Company entered into a property option agreement with MinQuest for the Gilman Property. On March 22, 2005 the Gilman Agreement was amended and as a result property payments and exploration expenditures are required to be made on the following schedule: (i) on or before May 15, 2005, $15,000 to MinQuest; (ii) on or before May 15, 2006, $15,000 to MinQuest and $75,000 in expenditures; (iii) on or before May 15, 2007, $15,000 to MinQuest and an additional $100,000 in expenditures; (iv) on or before May 15, 2008, $15,000 to MinQuest and an additional $100,000 in expenditures; and (v) on or before May 15, 2009, $15,000 to MinQuest and incur an additional $175,000 in expenditures. Since our payment obligations are non-refundable, if we do not make any payments, we will lose any payments made and all our rights to the properties. If all said payments are made, then we will acquire all mining interests in the property. If the Company fails to make any payment when due, the Agreement gives the Company a 60-day grace period to pay the amount of the deficiency.

For all the terms and conditions of Amendment No. 1, reference is hereby made to such agreement annexed hereto as Exhibit 1. All statements made herein concerning the foregoing agreement are qualified by reference to Exhibit 1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of businesses acquired. N/A
(b)	Pro forma financial information. N/A
(c)	Exhibits.

10.1	Gilman Property Option Agreement Amendment No. 1 dated as of March 22nd, 2005 between MinQuest Inc. and American Goldfields Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Goldfields Inc.

(Registrant)

By: /s/ Donald Neal

Donald Neal, Chief Executive and Financial Officer, Treasurer and Secretary

Date: March 22, 2005